Exhibit 99.1

PRESS RELEASE

For Immediate Release

Date:	January 30, 2009
Contact:	Ron Martin/Chris Courtney/Rick McCarty
Phone:	(209) 848-2265
www.ovcb.com

OAK VALLEY BANCORP REPORTS 4th QUARTER RESULTS

OAKDALE, CA - Oak Valley Bancorp (NASDAQ: OVLY), the bank holding company for Oak Valley Community Bank and Eastern Sierra Community Bank, recently reported financial results for the fiscal year ended December 31, 2008. Total assets exceeded $500 million, increasing to $508.2 million for the year ended December 31, 2008, an 11.8% increase from the prior year. Net income for 2008 totaled $2.2 million compared to $3.9 million for 2007. Diluted earnings per common share were $0.27 in 2008 compared to $0.53 in 2007. For the three months ended December 31, 2008, net income totaled $283 thousand compared to $950 thousand, for the same period in 2007. Diluted earnings per common share were $0.03 for the quarter ended December 31, 2008, compared to $0.12 in the same quarter of 2007.

“Reaching the $500 million asset mark is a milestone for us, one which we are happy to have achieved in a steady and consistent manner over the Bank’s eighteen year history. Although we are not delighted with our net income relative to last year, we are pleased to be in a position to report positive net income; a profit, amidst these turbulent times faced by the financial sector and the country as a whole,” stated Ron Martin, CEO. “Despite the decrease in net earnings, operating income remains healthy, non-performing loans remain below peer average and the bank took cautionary measures to fortify the balance sheet by strengthening an already well-capitalized position by injecting additional capital,” Martin concluded.

At December 31, 2008 gross loans totaled $428.2 million, an increase of $40.4 million, or 10.4%, during 2008. The Bank’s loan loss provision totaled $2.2 million in 2008, including $1.0 million during the fourth quarter of 2008. This compares to $555 thousand in loan loss provision for the year ended December 31, 2007. The increases in loan loss provisions reflect 2008 charge-offs, strong loan growth and increased allocation for economic uncertainty. Net charge-offs totaling $1.1 million for 2008 primarily relate to construction loans secured by real property, where the value of the collateral has declined.

“The bank experienced loan growth of $40 million in 2008, and while growth is part of the general plan, we are definitely pleased with our good fortune under these economic circumstances. Though we are not overly optimistic about 2009 production potential, we believe opportunities continue to exist that will allow us to grow with quality loans,”

commented Chris Courtney, President. “Careful credit decisions and adherence to a style of relationship lending requires a deeper understanding of the borrower, which has, and will continue to serve the bank well even in hard economic times,” Courtney concluded.

The allowance for loan losses as a percentage of loans totaled 1.30% at December 31, 2008, compared to 1.16% at December 31, 2007. The increase represents the increased allocation for economic uncertainty. At December 31, 2008 non-performing assets totaled $6.8 million, or 1.34% of total assets, compared to $9.1 million, or 2.00% of total assets, at December 31, 2007. Write-downs on OREO properties represented $1.3 million of the decrease in non-performing assets during 2008.

Total deposits were $378.2 million at year-end 2008, compared to $377.3 million at December 31, 2007. Despite the nominal growth in total deposits, the number of deposit accounts increased by 2.4 thousand, or 15%, during 2008, to over 18.3 thousand deposits accounts at December 31, 2008. Average balances per account have declined as a result of the impact of the weak economic environment, on both commercial and retail customers.

Net interest income of $20.5 million for the year ended December 31, 2008, increased by $1.7 million, or 8.9%, over the prior year. The increase reflects the growth in earning assets and expansion of the Bank’s net interest margin. The Bank’s net interest margin was 4.72% for the year ended December 31, 2008, compared to 4.53% for the year ended December 31, 2007. The increase is a result of the Bank’s ability to reduce its cost of funds more rapidly than the decline in the yield on earning assets, through the declining rate environment of 2008.

Non-interest expense of $17.9 million for the year ended December 31, 2008, increased by $3.7 million, or 25.7%, over the prior year. The increase includes write-downs and expenses associated with OREO properties, higher personnel and facilities costs associated with expansion, higher FDIC premiums and professional fees associated with the formation of the bank holding company.

In the fourth quarter, Oak Valley Bancorp voluntarily elected to participate in the U.S. Treasury’s Capital Purchase Program (TCPP) in which the Company issued $13.5 million in senior preferred shares to the Treasury. With the infusion of these funds, the Company’s total risk-based capital ratio expanded to over 13.2% as of December 31, 2008, from 11.1% at December 31, 2007. Further details about the TCPP participation are available at www.ovcb.com in the Investor Relations section on the About Us tab. “In taking part in the TCPP, we enhance our ability to support the communities we call home and simultaneously strengthen our financial footing by expanding our capital base,” noted Rick McCarty, CFO.

Oak Valley Bancorp operates Oak Valley & Eastern Sierra Community Bank, through which it offers a variety of loan and deposit products to individuals and small businesses. The Company currently operates through 12 conveniently located branches: Oakdale, Sonora, Turlock, Stockton, Patterson, Ripon, Escalon, two branches in Modesto, and three branches in their Eastern Sierra Division, which includes Bridgeport, Mammoth Lakes and Bishop.

For more information call 1-866-844-7500 or visit us online at www.ovcb.com.

This press release includes forward-looking statements about the corporation for which the corporation claims the protection of safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on management’s knowledge and belief as of today and include information concerning the corporation’s possible or assumed future financial condition, and its results of operations and business. Forward-looking statements are subject to risks and uncertainties. A number of important factors could cause actual results to differ materially from those in the forward-looking statements. Those factors include fluctuations in interest rates, government policies and regulations (including monetary and fiscal policies), legislation, economic conditions, including increased energy costs in California, credit quality of borrowers, operational factors and competition in the geographic and business areas in which the company conducts its operations. All forward-looking statements included in this press release are based on information available at the time of the release, and the Company assumes no obligation to update any forward-looking statement.

Oak Valley Community Bank

Statement of Condition (unaudited)

Profitability ($ in thousands, except per share)	4th Quarter 2008	3rd Quarter 2008	2nd Quarter 2008	1st Quarter 2008	4th Quarter 2007
Selected Quarterly Operating Data:
Net interest income	$5,333	$5,292	$5,081	$4,809	$4,792
Provision for loan losses	1,001	602	440	145	120
Non-interest income	602	634	672	614	562
Non-interest expense	4,712	4,535	4,562	4,057	3,897
Income before income taxes	222	789	751	1,221	1,337
Provision for income taxes	(61)	240	198	445	387
Net income	283	549	553	776	950
Preferred stock dividends and accretion	(64)	—	—	—	—
Net income available to common shareholders	219	549	553	776	950

Earnings per common share - basic	0.03	0.07	0.07	0.10	0.12
Earnings per common share - diluted	0.03	0.07	0.07	0.10	0.12
Dividends declared per common share (1)	0.03	0.05	—	—	—
Return on average common equity	2.31%	4.91%	5.01%	7.16%	8.93%
Return on average assets	0.23%	0.45%	0.47%	0.68%	0.83%
Net interest margin (2)	4.72%	4.76%	4.77%	4.60%	4.50%
Efficiency Ratio (2)	78.30%	76.03%	78.04%	73.70%	72.00%

Capital - Period End
Book value per share	$7.57	$5.77	$5.71	$5.69	$5.57

Credit Quality - Period End
Nonperforming assets/assets	1.34%	1.33%	1.35%	1.60%	2.16%
Loan loss reserve/loans (3)	1.30%	1.12%	1.08%	1.09%	1.16%

Period End Balance Sheet ($ in thousands)
Total assets	$508,203	$490,111	$476,094	$463,044	$454,259
Gross Loans	428,177	416,664	400,537	387,647	387,809
Nonperforming assets	6,824	6,538	6,435	7,395	9,808
Allowance for credit losses (3)	5,569	4,650	4,321	4,225	4,507
Deposits	378,248	365,230	358,159	362,760	377,348
Common Equity	57,986	44,151	43,735	43,302	42,361
Non-Financial Data
Full-time equivalent staff	117	119	128	130	125
Number of banking offices, domestic and foreign	12	12	12	12	12
Common Shares outstanding
Period end	7,661,627	7,658,252	7,658,252	7,611,377	7,607,780
Period average - basic	7,660,526	7,658,252	7,641,534	7,610,039	7,606,506
Period average - diluted	7,723,711	7,743,091	7,697,681	7,696,308	7,727,570
Market Ratios
Stock Price	$6.00	$6.30	$7.00	$8.49	$8.25
Price/Earnings	52.82	22.14	24.12	20.69	16.64
Price/Book	0.79	1.09	1.23	1.49	1.48

Profitability	YEAR TO DATE
($ in thousands, except per share)	12/31/2008	12/31/2007
Selected Quarterly Operating Data:
Net interest income	$20,515	$18,831
Provision for loan losses	2,188	555
Non-interest income	2,522	2,198
Non-interest expense	17,865	14,213
Income before income taxes	2,984	6,260
Provision for income taxes	822	2,335
Net income	2,162	3,925
Preferred stock dividends and accretion	(64)	—
Net income available to common shareholders	2,098	3,925

Earnings per common share - basic	0.27	0.53
Earnings per common share - diluted	0.27	0.52
Dividends declared per common share (1)	0.08	0.19
Return on average common equity	4.80%	10.11%
Return on average assets	0.46%	0.88%
Net interest margin (2)	4.72%	4.53%
Efficiency Ratio (2)	76.55%	66.79%

Capital - Period End
Book value per share	$7.57	$5.57

Credit Quality - Period End
Nonperforming assets/assets	1.34%	2.16%
Loan loss reserve/loans (3)	1.30%	1.16%

Period End Balance Sheet ($ in thousands)
Total assets	$508,203	$454,259
Gross Loans	428,177	387,809
Nonperforming assets	6,824	9,808
Allowance for credit losses (3)	5,569	4,507
Deposits	378,248	377,348
Common Equity	57,986	42,361
Non-Financial Data
Full-time equivalent staff	117	125
Number of banking offices, domestic and foreign	12	12
Common Shares outstanding
Period end	7,661,627	7,607,780
Period average - basic	7,642,775	7,364,681
Period average - diluted	7,733,881	7,524,505
Market Ratios
Stock Price	$6.00	$8.25
Price/Earnings	21.86	15.48
Price/Book	0.79	1.48

(1) Cash dividends of $382,943 and $191,542 paid in the 3rd and 4th quarter of 2008, respectively.

(2) Ratio computed on a fully tax equivalent basis using a marginal federal tax rate of 34%.

(3) Adjusted for Allowance for Off-Balance Sheet Credit Exposure.